                            WASHINGTON, D.C.  20549

                                  ___________

                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of The
                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  April 26, 2001


                                CONCEPTUS, INC.
                   _________________________________________
               (Exact Name of Registrant as Specified in Charter)


         Delaware                                     000-27596                       97-3170244
 ----------------------------                   ----------------------           ----------------------
(State or Other Jurisdiction of                (Commission File Number)            (I.R.S. Employer
  Incorporation)                                                                  Identification No.)

               1021 Howard Avenue, San Carlos, California  94070
            -------------------------------------------------------
              (Address of Principal Executive Offices) (Zip Code)

                                (650) 802-7240
              --------------------------------------------------
             (Registrant's telephone number, including area code)

                                      N/A
                   ----------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)


ITEM 5.  OTHER EVENTS.

         On April 26, 2001, Conceptus, Inc. issued a press release announcing financial results for the three months ended March 31, 2001. Text of the press release follows:

     SAN CARLOS, Calif.--(BW HealthWire)--April 26, 2001--Conceptus Inc. (Nasdaq:CPTS - news), developer of the STOP(TM) (Selective Tubal Occlusion
             ----   ----
     Procedure) non-surgical permanent birth control device for women, today announced financial results for the three months ended March 31, 2001.

     For the first quarter of 2001, the company reported a net loss of $4.1 million, or $0.35 per share, compared with a net loss of $1.8 million, or $0.18 per share, in the prior year. Research and development expenses increased to $2.2 million, compared with $1.6 million a year ago, primarily due to expenses related to development and testing activities in preparation for commercial manufacture.

     Selling, general and administrative expenses in the first quarter of 2001 increased to $2.1 million from $822,000 in 2000, primarily due to the addition of sales and marketing personnel and related spending required to support the commercial launch of the STOP device in Australia.

     Cash, cash equivalents and short-term investments as of March 31, 2001, were $6.9 million, compared with $12.5 million as of Dec. 31, 2000. On April 12, 2001, the company announced the closing of a private placement financing of approximately 1,643,000 newly issued shares of common stock, which raised a total of $11.5 million.

     "Because we concluded our pivotal study earlier than planned, we were able to fully focus on the preparatory activities for the commercial introduction of STOP in Australia," stated Steven Bacich, president and chief executive officer.

     "Our consumer awareness test campaign, which consisted of a radio advertising run over a 10 day period in Sydney and Adelaide, generated over 1,400 responses from potential patients. This enthusiastic response well exceeded our expectations," he added.

     During the First Quarter 2001, Conceptus' preparation activities for market launch in Australia included the following:

     .   Staffed and trained selling organization in Australia.

     . Negotiated reimbursement with several key private insurance companies. Completed reimbursement validation testing.

     . Implemented a high-quality physician training and peer-to-peer proctoring program. Conducted first training sessions; more than 30 Australian physicians will have completed training by mid-year and ahead of the product launch schedule.



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

     . Developed and implemented an awareness program directed at general practitioners and gynecologists in regards to patient counseling and referral.

     .   Completed consumer market research program.

     . Ran initial consumer awareness test campaign directing women to their general practitioners for counseling and potential referral for a STOP procedure. A full consumer awareness effort began in the second quarter.

     A key element of the STOP market introduction is physician training and proctoring. Physician training will be available to all qualified gynecologists in Australia, and it is expected that STOP will be offered in Sydney, Melbourne and Adelaide at up to six sites by late May. Additional sites in Brisbane and other areas are expected to be performing procedures by mid-year 2001.

     "The introduction of STOP, the first non-surgical permanent birth control option for women, is occurring in the wake of improving data from our pivotal study of STOP," stated Bacich.

     "We are very encouraged by the results of the first interim review of STOP pivotal trial data. As reported on March 29, 2001, many of the key metrics have improved versus the interim data from the earlier Phase II study, and patients continued to rate highly their tolerance of the procedure and their comfort with extended use of the device," he added.

     Combining both the interim results of the Phase II and pivotal trial studies, more than 275 women years of effectiveness have been achieved without a pregnancy. The company cautions however that no method of birth control is 100% effective and pregnancies are expected. In addition, the success criteria for the pivotal trial allow for pregnancies to occur.

     Conceptus has scheduled an investor conference call to discuss this announcement beginning at 4:30 p.m. Eastern time today. Individuals interested in listening to the conference call via the Internet may do so by logging on to the company's Web site, www.conceptus.com. A replay will be available on the Website for 90 days.

     About STOP

     Surgical tubal ligation has become the most common form of birth control worldwide, despite the fact that it is invasive and costly. In the United States, about 93% of such procedures are performed in a hospital or surgi-center under general anesthesia, requiring 4-5 hours of hospital recovery time and resulting in 3-4 days away from work.

     A STOP procedure does not require cutting or penetration of the abdomen, and can be performed with a local anesthetic in a less costly office setting. Accordingly, a patient is expected to spend about 2-3 hours of her day for a STOP procedure, with a rapid return to normal activities.

     About Conceptus

     Conceptus Inc. is developing STOP, an investigational medical device and procedure in the United States, which is designed to provide a non-surgical alternative to surgical tubal ligation, the leading form of birth control worldwide.

     The STOP device is a unique and proprietary micro-coil designed to be deployed permanently into each fallopian tube using the company's minimally invasive transcervical tubal access catheter system. Clinical studies have shown that the STOP device induces a benign occlusive tissue response once in place.

     Data from the United Nations show that worldwide, 30% of reproductive couples using contraception rely on surgical tubal ligation.

     Additionally, a survey performed by the Centers for Disease Control and Prevention indicates that surgical tubal ligation continues to be the most prevalent form of contraception in the United States, and that 35% of women age 35-44 have had a surgical tubal sterilization.

     An estimated 700,000 surgical tubal ligations are performed each year in the United States.

     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The receipt of regulatory approvals, results of product development programs, and clinical effectiveness of and market demand for products, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors, such as uncertainty of market acceptance of STOP, the company's limited operating history, delays by regulatory authorities regarding product marketing approvals or reimbursement, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2000, and other filings with the Securities and Exchange Commission.

                                Conceptus Inc.
                     Consolidated Statements of Operations
                                  (Unaudited)
                   (In thousands, except per share amounts)


                                                             Three Months Ended
                                                                 March 31,
                                                            2001            2000
                                                       --------------- ---------------
Operating expenses:

  Research and development                                   2,189           1,568

  Selling, general and administrative                        2,054             822

Total operating expenses                                     4,243           2,390

Operating loss                                              (4,243)         (2,390)

Recovery of legal defense costs                                 --             453

Interest and other, net                                        187             178

Net loss                                                   $(4,056)        $(1,759)

Basic and diluted net loss per share                        $(0.35)         $(0.18)

Shares used in computing basic
  and diluted net loss per share                            11,723           9,680

                                Conceptus Inc.
                         Condensed Balance Sheet Data
                                (In thousands)


                                                             March 31,          Dec. 31,
                                                               2001               2000
                                                           (Unaudited)             (a)
                                                         ---------------     ---------------
Cash, cash equivalents and
  short-term investments                                    $  6,880           $ 12,493

Inventory                                                        444                 67

Other current assets                                             299                 59

Total current assets                                           7,623             12,619

Property and equipment, net                                    1,136              1,153

Other assets                                                     409                334

Total assets                                                   9,168             14,106

Accounts payable and accruals                                  3,208              4,147

Common stock                                                  77,164             77,107

Accumulated deficit                                          (71,204)           (67,148)

Stockholders' equity                                           5,960              9,959

Total liabilities and stockholders' equity                     9,168             14,106

(a) Derived from audited financial statements.

                                     * * *

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            CONCEPTUS, INC.
                            (Registrant)



                            By: /s/ Glen K. Furuta
                                    ------------------------
                                    Glen K. Furuta
                                    Vice President, Finance & and Administration
                                    and Chief Financial Officer



Dated:    April 30, 2001




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